Exhibit 10.6

AMENDMENT NO. 3 TO GUARANTY

AMENDMENT NO. 3 TO GUARANTY, dated as of May 15, 2009 (this “Amendment”), by and between ANTHRACITE CAPITAL, INC., a Maryland corporation whose address is 40 East 52nd Street, New York, New York 10022 (collectively, “Guarantor”) and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution whose address is 60 Wall Street, New York, New York 10005 (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as hereinafter defined).

RECITALS

WHEREAS, ANTHRACITE FUNDING, LLC (“Delaware Seller”), AHR CAPITAL DB LIMITED, an Irish private limited company (“Irish Seller”, and together with Delaware Seller, individually or collectively as the context may require, “Seller”) and Buyer are parties to that certain Master Repurchase Agreement and Annex I to Master Repurchase Agreement Supplemental Terms And Conditions, dated as of December 23, 2004, as supplemented by the English Loan Supplement dated December 23, 2004, the Joinder, dated October 24, 2005, by which Joinder the Irish Seller was added as a party to the Repurchase Agreement, as amended by that certain Amendment No. 1 to Annex I to Master Repurchase Agreement Supplemental Terms and Conditions, dated February 8, 2007, as further amended by that certain Amendment No. 2 to Annex I to Master Repurchase Agreement Supplemental Terms and Conditions, dated July 8, 2008, as further amended by that certain Amendment No. 3 to Master Repurchase Agreement and Annex I to Master Repurchase Agreement Supplemental Terms and Conditions, dated July 17, 2008 (and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”); and

WHEREAS, Guarantor has entered into that certain Guaranty, dated December 23, 2004, in favor of Buyer, as reaffirmed by that certain Reaffirmation of Guaranty dated as of February 27, 2007, and amended by that certain Amendment No. 2 to Guaranty dated as of July 8, 2008, whereby Guarantor guaranties all of Seller’s obligation to Buyer under the Repurchase Agreement (and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”)

WHEREAS, Buyer and Seller desire to amend the terms of the Repurchase Agreement pursuant to that certain Amendment No. 4 To Master Repurchase Agreement And Annex I To Master Repurchase Agreement Supplemental Terms And Conditions, dated as of the date hereof (the “Amendment to MRA”);

WHEREAS, Buyer has requested, that as condition to the Amendment to MRA, Guarantor enter into the Amendment; and

WHEREAS, Buyer and Guarantor desire to amend the Guaranty as more particularly set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

SECTION 1. Amendments.

I.	Section 1 is hereby amended by adding the following definitions:

“Anthracite Party” shall mean Seller, Guarantor and/or any of their respective Subsidiaries and/or Affiliates.

“Anthracite Restructuring Party” shall mean Seller, Guarantor, Anthracite Secured Interest LLC, AHR Capital BofA Limited, Anthracite Capital BOFA Funding LLC, Anthracite Funding, LLC, and AHR Capital Limited.

“Capital Stock” shall mean all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and all similar ownership interests in a Person (other than a corporation), including, without limitation, non-managing member membership interests and limited partnership interests, and any and all warrants or options to purchase any of the foregoing.

“Custodial and Account Control Agreement” shall have the meaning set forth in the Repurchase Agreement.

“Facility Documents” shall mean “Facility Documents” as defined in the Intercreditor Agreement.

“Independent Director” means a director meeting the criteria for an “independent director” as set forth in NYSE, Inc., Listed Company Manual § 303(A) (or such successor regulation or standard); provided that, in addition, references to “the company” therein shall include BlackRock Financial Management Inc. and its Affiliates.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof, among Buyer, Morgan Stanley Mortgage Servicing Limited, Morgan Stanley Principal Funding, Inc., Bank of America, N.A., as lender under the credit agreement described therein, Banc of America Mortgage Capital Corporation and Bank of America, N.A., as buyer under the repurchase agreement described therein, and Bank of America, N.A., as collateral agent.

“Investment” shall mean in respect of any Person, any loan or advance to such Person, any purchase or other acquisition of any Capital Stock of such Person, any capital contribution to such Person or any other investment or interest in such Person.

“Operating Earnings” shall mean total interest income, in accordance with GAAP, less interest expense, general and administrative expense and management fees, exclusive of any net income and net losses attributable to Carbon Capital I, Inc. or Carbon Capital II, Inc.

“Organizational Documents” shall mean, with respect to a Person that is not a natural person, a certificate of incorporation, charter, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, articles of organization, limited liability company agreement, operating agreement, declaration of trust, trust agreement and any certificates evidencing ownership in any Person, and all amendments or modifications of any of the foregoing, and all other agreements, instruments and/or other organizational or governing documents of or relating to such Person.

“Permitted Blackrock Payments” shall mean the following:

(a) payment of interest under the Blackrock Credit Agreement; so long as (i) such payments are made solely from cash flow of BlackRock Holdco 2, Inc.’s investment in Carbon Capital II, Inc. and (ii) no default or event of default under any Senior Secured Facility has occurred and is continuing; provided further that BlackRock Holdco 2, Inc. may accept the collateral securing the Blackrock Credit Agreement in full satisfaction of all obligations thereunder;

(b) payments made by issuers of collateralized debt obligations and other third parties (excluding Sponsor, any other Anthracite Party and their respective Subsidiaries) directly to BlackRock Financial Management in respect of administrative, accounting and service fees pursuant to the existing agreements for said services;

(c) Blackrock Cash Fees payable in accordance with the Custodial and Account Control Agreement;

(d) distributions of Capital Stock in Sponsor to any Blackrock Entity, so long as such distributions are made with the unanimous written consent of the Independent Directors of Sponsor; and

(e) payments to any Blackrock Entity pursuant to the Budget.

“Permitted CDO Acquisition” shall mean an investment made by an issuer of a collateralized debt obligation in any transaction or series of transactions (i) made using cash of such issuer not permitted to be released to its equity holders, and (ii) not resulting in a reduction of such issuer’s free cash flow from the amount of free cash flow that existed immediately prior to such transaction or transactions.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The “USA PATRIOT Act”), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other requirements of law relating to money laundering or terrorism.

“Purchased Asset” shall mean “Purchased Asset” as defined in the Repurchase Agreement.

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Release Price” shall mean, with respect to any Purchased Asset, the greatest of:

(a) the sum of:

(i) the Asset Attributable Repurchase Price for such Purchased Asset, plus

(ii) Price Differential accrued thereon, plus

(iii) the pro rata share of any other amount payable hereunder (excluding any amount payable in respect of the Deferred Restructuring Fee), plus

(iv) reasonable transaction costs relating to the Permitted Disposal in respect of such Purchased Asset, plus

(v) an amount equal to 25% of the Asset Attributable Repurchase Price for such Purchased Asset;

(b) an amount equal to 30% of the face amount of such Purchased Asset; and

(c) 100% of the proceeds received (less costs satisfactory to Buyer) in connection with any Permitted Disposal of such Purchased Asset.

“Reserved Matter” shall mean any modification to the contractual relations between a Secured Creditor and any Anthracite Party which does or could:

(i) cause the date on which a payment is due from that Anthracite Party to fall sooner than agreed;

(ii) increase the overall amount which that Anthracite Party is or will be obliged to pay over the life of those contractual relations or increase the amount of principal, interest fees or other amounts payable under those contractual relations or change the basis on which such amounts are calculated;

(iii) change the Paydown Targets;

(iv) change the way in which funds paid by that Anthracite Party are to be applied to amounts payable by that Anthracite Party;

(v) change the currency in which amounts due are payable;

(vi) change the conditions of disposing of any interest in an asset of that Anthracite Party;

(vii) change the ability of that Anthracite Party to agree to modify agreements between it and any of its debtors or other obligors;

(viii) change way in which amounts payable to that Anthracite Party are to be applied;

(ix) change the Extension Criteria;

(x) postpone, release or modify any obligation of that Anthracite Party to provide information, meet financial performance thresholds, not incur further Indebtedness or not grant new security;

(xi) effect a change to the Secured Creditors or the Anthracite Parties;

(xii) change any consent mechanism;

(xiii) vary the nature, scope or terms of any guarantee and indemnity; or

(xiv) have a material adverse effect on the ability of the Anthracite Parties to fully and timely perform their obligations under any of the Transaction Documents or any other Secured Creditor’s rights under its respective Facility Documents.

“Secured Creditors” shall mean “Secured Creditors” as defined in the Intercreditor Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of Guarantor and its consolidated Subsidiaries (excluding non-recourse Indebtedness) during such period.

II.	Section 1 is hereby amended to:

(A)	delete the defined terms “Committed Facility”, “Marketable Securities” and “Restructure Date” in their entirety.

(B)	delete the defined term “Affiliate” and replace it in its entirety with the following:

“Affiliate” shall mean, in respect of any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto; provided, that any Person which owns directly or indirectly 25% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 25% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) shall be deemed to control such corporation or other Person. Notwithstanding the forgoing, for all purposes hereunder, neither BlackRock Financial Management, Inc., Sponsor nor any direct or indirect Subsidiary thereof shall be an “Affiliate” of Bank of America Corporation or any of its Subsidiaries (except BlackRock Financial Management, Inc., Sponsor or any such direct or indirect Subsidiary thereof).

(C)	delete the defined term “Guarantied Obligations” and replace it in its entirety with the following:

“Guarantied Obligations” means Seller’s obligations: (a) to fully and promptly pay all sums owed under the Repurchase Documents, other than the payment of the Secondary Deferred Restructuring Fee, at the times and according to the terms required by the Repurchase Documents, without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable and even if such modification was made with Buyer’s consent or agreement); (b) to pay all other sums expended by Buyer or Buyer’s designee or nominee acting on Buyer’s behalf in exercising Buyer’s rights and remedies under the Repurchase Documents, including Buyer’s Legal Costs relating to the Repurchase Transactions and enforcement of remedies pursuant to the Repurchase Documents; and (c) to perform all other obligations contained in the Repurchase Documents, whether monetary or nonmonetary, when and as required by the Repurchase Documents, including all obligations of Seller relating to the Repurchase Transactions and the Security under the Repurchase Documents.

(D)	delete the defined term “Tangible Net Worth” and replace it in its entirety with the following:

“Tangible Net Worth” means, as of a particular date,

(i) all amounts that would be included under capital on a balance sheet of the Guarantor at such date, determined in accordance with GAAP, less

(ii) the sum of (A) amounts owing to the Guarantor from Affiliates and (B) intangible assets.

III.	Section 5 of the Guaranty is hereby deleted and replaced in its entirety as follows:

5.	Certain Financial Covenants.

(a) Guarantor shall not permit with respect to itself any of the following to be breached, as determined on a consolidated basis in conformity with GAAP:

(i) Minimum Tangible Net Worth. At the end of any fiscal quarter, Tangible Net Worth to be less than the sum of Four Hundred Million Dollars ($400,000,000) and seventy-five percent (75%) of any equity offering proceeds accepted by Guarantor from and after the date of this Agreement.

(ii) Quarterly Tangible Net Worth Maintenance. At the end of any fiscal quarter, the Tangible Net Worth of the Guarantor to decline by 20% or more from Guarantor’s Tangible Net Worth as of the last Business Day in the third month preceding such date; provided, that any such decrease shall be calculated exclusive of any decrease in the value of assets owned by (x) Carbon Capital I, Inc. up to a maximum aggregate amount of $1,482,514.80 or (y) Carbon Capital II, Inc. up to a maximum aggregate amount of $100,000,000.00, and, for the avoidance of doubt, in the case of either (x) or (y), any amount of decrease in the value of such assets above such amount shall be included in the calculation of any decrease in the Guarantor’s Tangible Net Worth;

(iii) Yearly Tangible Net Worth Maintenance. At the end of any fiscal quarter, the Tangible Net Worth of the Guarantor to decline by 40% or more from Guarantor’s Tangible Net Worth as of the last Business Day in the twelfth month preceding such date; provided, that any such decrease shall be calculated exclusive of any decrease in the value of assets owned by (x) Carbon Capital I, Inc. up to a maximum aggregate amount of $1,482,514.80 or (y) Carbon Capital II, Inc. up to a maximum aggregate amount of $100,000,000.00, and, for the avoidance of doubt, in the case of either (x) or (y), any amount of decrease in the value of such assets above such amount shall be included in the calculation of any decrease in the Guarantor’s Tangible Net Worth;

(iv) Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. As of any date following the date hereof, the ratio of Guarantor’s Total Indebtedness to Tangible Net Worth shall not at any time be greater than 2.5:1;

(v) Minimum Debt Service Coverage. As of the end of any quarter, the Debt Service Coverage to be less than 1.4 to 1.0; and

(vi) Operating Earnings. Guarantor’s Operating Earnings shall not be less than:

(A)	$15,163,000.00 for the fiscal quarter ending on June 30, 2009;

(B)	$14,931,000.00 for the fiscal quarter ending on September 30, 2009;

(C)	$15,288,000.00 for the fiscal quarters ending on December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

(b) Guarantor agrees that with respect to any financing agreement (including, but not limited to, a credit agreement or a repurchase agreement) or guaranty which the Guarantor enters into and delivers after the date hereof which contains financial covenants that are applicable to the Guarantor, Guarantor shall deliver a certified copy of such agreement or guaranty to Buyer.

(c) Guarantor agrees that in the event any agreement or guaranty referred to in Section 5(b) hereof which Guarantor enters into after the date hereof contains financial covenants of the same type as those set forth in Section 5(a) hereof that are more restrictive than Section 5(a) above, then for purposes of this Guaranty, the financial covenants in Section 5(a) shall be deemed modified automatically to be as restrictive with respect to the Guarantor and/or its Subsidiaries, as applicable, as such financial covenants. Upon request of Buyer, Guarantor shall deliver any additional documentation confirming the foregoing.

IV.	Section 15 is deleted and replaced in its entirety as follows:

15.	Financial Information. Guarantor shall deliver to Buyer:

(a) within ninety days after the end of each calendar year or other fiscal year of Guarantor (or within five business days after filing, in the case of tax returns) and within forty-five days after the end of each of the first three calendar quarters, and within fifteen business days after Buyer’s request made at any time or from time to time, Guarantor shall deliver to Buyer: (i) complete and current financial statements of Guarantor (audited for the annual financial statements and unaudited for the financial statements of the first three calendar quarters), in form and scope reasonably satisfactory to Buyer; (ii) copies of Guarantor’s tax returns; and (iii) such other financial information relating to Guarantor as Buyer may reasonably request; and

(b) no later than 30 days after the end of each calendar month (i) a balance sheet and a schedule of assets of each Anthracite Party with an unaudited non-GAAP statement of cash flows; and (ii) collateral asset level performance reports of each asset owned by an Anthracite Party (such reports to include, without limitation, information regarding the asset level performance of each asset pledged to, or subject to any repurchase facility of, any of the Secured Creditors).

IV.	Section 23(b) is deleted and replaced in its entirety as follows:

(b) Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed if to Buyer at 60 Wall Street, New York, New York 10005, Attention: Christopher E. Tognola, Telecopier Number (212) 797-4489, and if to Guarantor at 40 East 52nd Street, New York, New York 10022, Attention: Richard Shea, Telecopier Number (212) 754-8758, or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A copy of all notices shall be delivered concurrently to the following: Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attention: David Stewart (039089-0073), Facsimile Number (212) 751-4864. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of a registered or certified mail, when delivery or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier, upon receipt of answerback confirmation if sent before 5:00 pm recipient local time on a Business Day, and otherwise, on the next succeeding Business Day, provided, that such telecopied notice was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as properly given.

V.	A new Section 27 is added to the end of the Guaranty as follows:

27.	Certain Additional Covenants of Guarantor.

(a) Notices. Guarantor shall give notice to Buyer promptly upon receipt or knowledge of:

(i) the occurrence of any Event of Default;

(ii) any proposed amendment, waiver, modification, requests for payment, notice of acceleration or any other communication or notice regarding the payment terms under any Facility Document or any other Indebtedness of any Anthracite Party (other than any such item sent by Buyer);

(iii) any notice filed any Anthracite Party with the SEC or any other Governmental Authority;

(iv) all litigation, actions suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Anthracite Party before any Governmental Authority that (a) questions or challenges the validity or enforceability of any Transaction Documents or Facility Documents or any action to be taken in connection with the transactions contemplated thereby, (b) makes a claim or claims against one or more Anthracite Parties in an aggregate amount greater than One Million Dollars ($1,000,000) (or the dollar equivalent (at the then current spot rate) thereof), (c) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect in the case of Seller and Guarantor or a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of any other Anthracite Party, or (d) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder which filing has not been made.

(v) any default or event of default under any contractual obligation of any Anthracite Party which if not cured could result in liability in excess of One Million Dollars ($1,000,000) (or the dollar equivalent (at the then current spot rate) thereof) or have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of such Anthracite Party; or

(vi) any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of any Anthracite Party.

All notices provided under this Section 27(a) shall be accompanied by an officer’s certificate describing the occurrence referred to in the notice in reasonable detail and describing the action Guarantor and/or the Anthracite Parties have taken or propose to take with respect thereto.

(b) Limitations on Distributions.

(i) Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution, either directly or indirectly, whether in cash or property or in obligations of Guarantor (other than the minimum required to maintain its status as a Person qualifying for treatment as a REIT; provided that in making any such distributions to maintain its qualification for treatment as a REIT, Guarantor shall distribute its equity and distribute cash only in an amount necessary to cause such distribution to be a taxable stock dividend as provided under Revenue Procedure 2009-15 or as otherwise advised by its counsel and consented to by the Finance Parties).

(ii) Guarantor shall maintain its status as a Person qualifying for treatment as a REIT.

(c) BOA 9/09 Facility Documents and MS Finance Documents.

(i) Guarantor shall not, and shall not permit any other Anthracite Party to make any payment to the lenders under the MS 2/09 Facility Documents or the BOA 9/09 Facility Documents other than (i) payments expressly required to be paid to avoid the occurrence of an “event of default;”(ii) payments expressly required to be paid pursuant to the Custodial and Account Control Agreement (as defined in the Intercreditor Agreement); and (iii) payments on account of a demand under the relevant guaranty occasioned by a default or acceleration of the underlying obligations;

(ii) Guarantor shall, and shall cause each other Anthracite Party to, strictly comply with the covenants and obligations of Guarantor and each applicable Anthracite Party contained in the Facility Documents; and

(iii) without the prior written consent of Buyer, Guarantor shall not, and shall not permit any other Anthracite Party to, execute any amendment, restatement, supplement or other modification to the MS 2/09 Facility Documents or the BOA 9/09 Facility Documents to the extent that such amendment, restatement, supplement or other modification relates in any way to a Reserved Matter.

(d) Covenants Against Payments. Guarantor shall not, and shall not permit any other Anthracite Party to:

(i) make any payment (whether in cash, securities or property) on account of management fees, incentive fees or other goods and/or services to BlackRock Financial Management Inc. and/or any Subsidiary or Affiliate thereof in a form other than equity of Guarantor (other than cash payments made pursuant to the Custodial and Account Control Agreement); and

(ii) make any payment on account of any Indebtedness due from any Anthracite Party, on the one hand, and BlackRock Financial Management Inc. and/or any Subsidiary or Affiliate thereof, on the other hand (other than a Permitted Blackrock Payment).

(e) Covenants Against New Indebtedness. Guarantor shall not, and shall not permit any other Anthracite Party to:

(i) increase any payment amount due on, increase the applicable interest rate applied to, nor accelerate any obligation under any existing Indebtedness; or

(ii) create, incur, assume or permit to exist any Indebtedness other than the Indebtedness already incurred as of the date hereof; provided, however, that additional Indebtedness may be incurred by an Anthracite Party so long as the following conditions are satisfied:

a) to the extent that additional Indebtedness is incurred through the pledge of any Collateral, Buyer is paid the applicable Release Price and the Indebtedness satisfies each of the conditions of a Permitted Asset Refinancing;

b) to the extent that the additional Indebtedness is unsecured and subordinate to the Transaction Documents and the Facility Documents, on terms satisfactory to the Secured Creditors, the net proceeds (which, in the case of a refinancing, are net of any repayments and reasonable refinancing costs) are contributed to the Cash Management Account (as defined in the Custodial and Account Control Agreement);

c) any additional Indebtedness shall not be recourse except to the extent that such additional Indebtedness replaces existing recourse Indebtedness and is not secured by or otherwise recourse to any of the collateral that continues to secure the Anthracite Parties’ obligations under the Loan Documents and the Facility Documents; and

d) to the extent any additional Indebtedness replaces any unsecured Indebtedness, such additional Indebtedness shall not (1) have scheduled payments in amounts greater than the payments due for such period pursuant to the

Indebtedness that is being replaced through the period ending on the later of (x) three (3) years from the date hereof; and (y) the Repurchase Date; (2) have representations and warranties, covenants, defaults and events of default which are materially more restrictive, when taken as a whole, than the applicable provisions in the Indebtedness being replaced; (3) have a greater interest rate than the unsecured Indebtedness being replaced; and (4) be for a shorter term than the unsecured Indebtedness being replaced.

(f) Covenants Against Restructuring of Unsecured Indebtedness. Guarantor shall not, and shall not permit any other Anthracite Party to, restructure any or all of its unsecured Indebtedness in a manner that would increase any amount payable thereunder for the period ending on the later of (i) three (3) years from the date hereof; and (ii) the Repurchase Date. Additionally, Guarantor shall not, and shall not permit any other Anthracite Party to, incur any fees in connection with such a restructuring in excess of an amount equal to 25% of the total amount of savings realized by such Anthracite Party from such restructuring prior to the Repurchase Date (without giving effect to any extensions).

(g) Payment Default on Unsecured Indebtedness. In the event that any Anthracite Party fails to make any payment of principal or interest on any of its unsecured Indebtedness when due, Guarantor shall (i) immediately notify Buyer and consult with Buyer prior to taking any action with respect thereto, and (ii) prior to the expiration of any grace period applicable to such default, Guarantor shall, or shall cause such other Anthracite Party to, either (a) obtain a forbearance or enter into a definitive restructuring with the holder of such Indebtedness on terms approved by Buyer in its sole discretion, or (b) promptly cure such default.

(h) Corporate Amendments. Guarantor shall not, and shall not permit any other Anthracite Party to, amend, restate, supplement or otherwise modify its or their Organizational Documents, without the prior written consent of Buyer in its sole discretion.

(i) Protective Payments. Guarantor shall not make, nor permit any other Anthracite Party to make, any asset level protective advances, cure payments or any other protective payments (with such payments to include, without limitation, third-party out-of-pocket expenses, including attorneys fees, UCC search fees, and any other expenses associated with collection) without Buyer’s consent, except that no such consent shall be required for any such protective payment to be paid out of any unused amounts in the contingency reserve as set forth in the Budget which has been approved by Buyer in its sole discretion.

(j) Bankruptcy.

(i) At all times Guarantor’s Organizational Documents shall provide that Guarantor shall at all times cause there to be not more than seven (7) members of the board of directors of which at least one duly appointed member of its board of directors shall be an Independent Director. The consent of all Independent Directors of Guarantor shall required for Guarantor to:

a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect;

b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a);

c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Guarantor or for a substantial part of its assets;

d) file an answer admitting the material allegations of a petition filed against it in any such proceeding;

e) make a general assignment for the benefit of creditors; or

f) take any action for the purpose of effecting any of the foregoing.

(k) Existence. Guarantor and each of its Subsidiaries shall:

(i) preserve and maintain (1) its legal existence, (2) all of its material rights, privileges, licenses and franchises, and (3) with respect to AHR Capital DB Limited maintain its tax residence in Ireland;

(ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, Prescribed Laws and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to cause a Material Adverse Change;

(iii) pay and discharge, prior to the date on which penalties attach thereto, all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any Purchased Asset or Property, which in any manner would create any lien or charge on the Purchased Assets, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in conformance with GAAP; and

(iv) permit representatives of the Buyer, upon reasonable prior written notice, during normal business hours and prior to the occurrence and continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer and subject to the terms of any applicable confidentiality agreement.

(l) Limitation on Liens. Guarantor and its Subsidiaries shall not create, incur, assume or suffer to exist any Lien on any Purchased Asset, its respective Property or revenues, whether now owned or hereafter acquired by it, other than:

(i) liens created pursuant to pursuant to the Repurchase Agreement and the other Transaction Documents.

(ii) liens for taxes, assessments or other governmental charges or levies not yet subject to penalties or which are being contested in good faith and for which adequate reserves have been established by the Seller in accordance with GAAP;

(iii) liens arising out of judgments or orders which do not constitute an Event of Default under the Repurchase Agreement and for which adequate reserves have been established by the Seller in accordance with GAAP;

(iv) liens created pursuant to the Second Priority Collateral Documents or the Additional Collateral Documents; and

(v) liens created pursuant to secured Indebtedness permitted pursuant to the Repurchase Agreement or this Guaranty; provided that any unsecured Indebtedness as of the Amendment Effective Date remains unsecured.

(m) Limitation on Distributions. Neither Guarantor any Subsidiary of Guarantor shall make any Restricted Payments after the occurrence and during the continuance of an Event of Default.

(n) Limitation on Investments. Neither Guarantor any Subsidiary of Guarantor shall (1) own or hold any other substantial property or assets, except Eligible Loans, Primary Interests, Additional Collateral and assets that may be acquired in any foreclosure on, or other realization of collateral from, any of the foregoing, or (2) make any Investment, except Permitted CDO Acquisitions.

(o) Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation (except a transaction of merger or consolidation in accordance with the Repurchase Agreement), or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, or change its state of formation or entity status, without the Buyer’s prior written consent.

(p) AHR Capital Limited and AHR Ireland Property.

(i) Within ten (10) Business Days of the date hereof, Guarantor shall (A) grant, or cause to be granted, to the Collateral Agent, for the benefit of the Secured Creditors, either directly or indirectly, a perfected first-priority security interest in all of the Property of AHR Capital Limited, a private, limited company incorporated in Ireland (“AHR Ireland”), in respect of which a security interest may be granted under applicable law, now owned or at any time hereafter acquired (collectively, the “AHR Ireland Property”); and (B) transfer, or cause to be transferred, irrevocably and on an ongoing basis, all of the proceeds and income (including, without limitation, all dividends, interest and other distributions), after deducting (y) expenses in accordance with the Budget and (z) taxes, in respect of the AHR Ireland Property to the Cash Management Account (as such term is defined in the Custodial and Account Control Agreement) in U.S. Dollars, in each case, pursuant to documentation in form and substance acceptable to each Secured Creditor in its sole discretion exercised in good faith (such documentation, the “AHR Ireland Security Documents”).

(ii) From and after the date hereof until the Guaranteed Obligations have been paid in full (A) Guarantor shall not, and shall not permit any Anthracite Party to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Lien that may be imposed by a Governmental Authority with jurisdiction over AHR Ireland or the AHR Ireland Property) upon any of the AHR Ireland Property in favor of any Person other than the Collateral Agent pursuant to Section 27(p)(i) above; (B) Guarantor shall not, and shall not permit any Anthracite Party to, enter into any material agreement, or materially amend or modify any existing agreement, in respect of AHR Ireland and the AHR Ireland Property, without the prior written consent of the Secured Creditors; provided that any such agreement, amendment or modification whose effect would cause the applicable line item in the Budget to be exceeded shall be deemed “material” for purposes of this clause (B); and (C) until the effective date of the AHR Ireland Security Documents, Guarantor shall transfer or cause to be transferred on an ongoing basis all proceeds and/or income (including, without limitation, any dividends, interest and other distributions), after deducting (y) expenses in accordance with the Budget and (z) taxes, in respect of the AHR Ireland Property, into the Cash Management Account (as such term is defined in the Custodial and Account Control Agreement) in U.S. Dollars within two (2) Business Days after receipt thereof.

(q) Restructuring of Unsecured Indebtedness. Guarantor shall not, and shall not permit any other Anthracite Party to, restructure any or all of its unsecured Indebtedness in a manner that would increase any amount payable thereunder for the period ending on the later of (a) three (3) years from the date hereof and (ii) the Termination Date. Additionally, Guarantor shall not, and shall not permit any other Anthracite Party to, incur any fees in connection with such a restructuring in excess of an amount equal to 25% of the total amount of savings realized by such Anthracite Party from such restructuring prior to the Termination Date (without giving effect to any extensions).

VI.	A new Section 28 is added to the end of the Guaranty as follows:

28.	Additional Collateral.

(a) On the Amendment Effective Date, pursuant to the Additional Collateral Documents, the Guarantor and its Subsidiaries (other than AHR Ireland) shall have granted to Collateral Agent, for the benefit of the Secured Creditors, a first priority security interest in all Property of the Guarantor and its Subsidiaries (other than AHR Ireland) that was not subject to a Lien prior to the Amendment Effective Date, other than any such Property having an aggregate fair market value at any one time not exceeding $250,000 (or the U.S. Dollar equivalent thereof (at the then current spot rate)).

(b) On or about the date hereof, pursuant to certain of the Transaction Documents, certain Affiliates of Sponsor will have granted to Collateral Agent, for the benefit of the Secured Creditors, a second priority perfected security interest in all Collateral and other Property related thereto.

SECTION 2. Affirmation of Guaranty. Guarantor hereby represents, warrants and covenants to Buyer that (a) it has no offset, counterclaim or defense with respect to either the Repurchase Agreement or the Guaranty and (b) each of the Repurchase Agreement and the Guaranty is valid and existing and in full force and effect; (iii) all references in the Guaranty to the Repurchase Agreement are to the Repurchase Agreement, as defined herein. Additionally, Guarantor hereby ratifies, confirms and reaffirms each and every covenant, condition, term and obligation contained in the Guaranty, and that the Guaranty is valid and existing in full force and effect.

SECTION 3. Affirmation of Repurchase Agreement. For the avoidance of doubt, the Guarantor hereby agrees to and acknowledges the amendments to the Repurchase Agreement contained in the Amendment to MRA.

SECTION 4. Representation and Warranties. Guarantor hereby represents, covenants and warrants to Buyer that the representations and warranties contained in the Guaranty are true and correct as of the date hereof.

SECTION 5. Conditions Precedent. This Amendment and its provisions shall become effective on the first date on which this Amendment is executed and delivered by a duly authorized officer of each of the Seller and the Buyer (the “Amendment Effective Date”).

SECTION 6. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

GUARANTOR

ANTHRACITE CAPITAL, INC.,
a Maryland corporation

By:	Richard Shea
Name:	Richard Shea
Title:	President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:	Christopher E. Tognola
Name:	Christopher E. Tognola
Title:	Managing Director

By:	Christine Belbusti
Name:	Christine Belbusti
Title:	Director